Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated August 18, 2009
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3P9

Principal Amount (in Specified Currency): $50,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: August 18, 2009

Original Issue Date: August 21, 2009

Stated Maturity Date: August 23, 2010

Initial Interest Rate: Three month LIBOR determined on August 19, 2009, accruing from August 21, 2009 (long first coupon)

Interest Payment Dates: November 23, 2009, February 23, 2010,
May 24, 2010 and the Stated Maturity Date

Net Proceeds to Issuer: $49,985,000

Agent's Discount or Commission: 0.03%

Agent: Credit Suisse Securities (USA) LLC
Agent's Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)


Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  3 month

Spread (+/-):  +0.00%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date:  November 23, 2009
Interest Rate Reset Period:  Quarterly
Interest Reset Dates:  November 23, 2009, February 23, 2010 and
May 24, 2010

Interest Rate Reset Cutoff Date:  N/A

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:




ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated July 31, 2009 and the Appointment Agreement Confirmation dated
August 18, 2009 (collectively, the "Credit Suisse Appointment Agreement") between Toyota Motor Credit Corporation ("TMCC") and Credit Suisse Securities
(USA) LLC ("Credit Suisse"), Credit Suisse, acting as principal, has agreed to purchase and TMCC has agreed to sell to Credit Suisse $50,000,000 principal amount of the Notes at 99.97% of such principal amount.
Credit Suisse will receive a discount or commission equal to 0.03% of such principal amount.





LA1:1184180.2